    As filed with the Securities and Exchange Commission on August 30, 1996.
                                                 Registration No.

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          PERSEPTIVE BIOSYSTEMS, INC.
            (Exact name of registrant as specified in its charter)
                                _______________


                           500 OLD CONNECTICUT PATH
                        FRAMINGHAM, MASSACHUSETTS 01701
    DELAWARE                    (508) 383-7700                 04-2987616
(State or other              (Address, including            (I.R.S. Employer
 jurisdiction of            zip code, and telephone        Identification No.)
incorporation or             number, including area
  organization)              code, of registrant's
                         principal executive offices)

                            NOUBAR B. AFEYAN, PH.D.
                            CHIEF EXECUTIVE OFFICER
                          PERSEPTIVE BIOSYSTEMS, INC.
                           500 OLD CONNECTICUT PATH
                             FRAMINGHAM, MA 01701
                                (508) 383-7700
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)
                                _______________
                                   Copy to:

                              RUFUS C. KING, ESQ.
                        TESTA, HURWITZ & THIBEAULT, LLP
                                125 HIGH STREET
                               HIGH STREET TOWER
                          BOSTON, MASSACHUSETTS 02110
                                (617) 248-7000

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement has become effective.
                                _______________

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[_]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, please check the following box.[_]

                                _______________

==============================================================================================
                                        Proposed             Proposed
                                         maximum              maximum
  Title of shares   Amount to be    offering price per       aggregate         Amount of
 to be registered    registered         share(1)         offering price(1)  registration fee
- ----------------------------------------------------------------------------------------------
Common Stock,        2,579,286       $7.25                  $18,699,824       $6,448.22
par value
$.01 per
share...
- ----------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the average of the high and low prices of the Common Stock as reported on the Nasdaq National Market on August 27, 1996.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOLD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  Subject to Completion:  Dated August 30, 1996


                               2,579,286 Shares

                          PERSEPTIVE BIOSYSTEMS, INC.

                                 Common Stock

                           Par Value $.01 Per Share
                                _______________

     This Prospectus relates to the resale of up to 2,579,286 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of PerSeptive Biosystems, Inc. (the "Company") held by certain selling shareholders (the "Selling Shareholders") which Shares were issued by the Company in a private placement on August 16, 1996. See "Selling Shareholders." The Shares may be offered from time to time in transactions on the Nasdaq National Market, in negotiated transactions, through the writing of options on the Shares, or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. See "Plan of Distribution."

     The Company will not receive any of the proceeds from the sale of the Shares. The Company has agreed to bear all expenses (other than underwriting discounts and selling commissions, if any, and fees and expenses of counsel or other advisors to the Selling Shareholders) in connection with the registration and sale of the Shares being registered hereby. The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act"), as underwriter or otherwise.

     The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "PBIO." On August 27, 1996, the last reported sale price for the Common Stock was $7.125 per share.
                            _______________

     THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.
                                _______________

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                _______________

                The date of this Prospectus is September __, 1996.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Avenue, Suite 1400, Chicago, Illinois 60611-2511. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Common Stock of the Company is traded on the Nasdaq National Market, and such reports, proxy statements and other information may also be inspected at the offices of The Nasdaq Stock Market, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006. This Prospectus does not contain all of the information set forth in the Registration Statement and exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), and to which reference is hereby made.

     The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http:
//www.sec.gov.

     The Company has filed with the Commission a Registration Statement on Form S-3 (including all amendments thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information regarding the Company and the Shares offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any agreement or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is made to the copy of such agreement filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of all or any part thereof may be obtained from such office upon payment of the prescribed fees.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents filed by the Company with the Commission (File No. 0-20032) are incorporated by reference herein, except as superseded or modified herein:

     1. Annual Report on Form 10-K for the year ended September 30, 1995, as amended.

     2. Current Report on Form 8-K dated November 1, 1995 regarding the definitive agreement by the Company to acquire PerSeptive Technologies II Corporation.

     3. Quarterly Report on Form 10-Q for the quarterly period ended December 31, 1995.

     4. Current Report on Form 8-K dated January 9, 1996 relating to the Company's pending lawsuit against Pharmacia Biotech, Inc., Sepracor Inc. and BioSepra Inc.

     5. Current Report on Form 8-K dated February 8, 1996 relating to the commencement of the Company's exchange offer for all of the outstanding units of PerSeptive Technologies II Corporation.

     6. Current Report on Form 8-K dated February 29, 1996 relating to a special meeting of the Company's stockholders at which the issuance of securities to acquire PerSeptive Technologies II Corporation was approved.

     7. Current Report on Form 8-K dated March 8, 1996 relating to the acceptance by the Company of all outstanding units of PerSeptive Technologies II Corporation validly tendered and not withdrawn in the Company's exchange offer to the stockholders of PerSeptive Technologies II Corporation.

     8. Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1996.

     9. Proxy Statement for the Company's Annual Meeting of Shareholders held on May 6, 1996.

     10. Current Report on Form 8-K dated June 28, 1996 relating to the license of certain technology to ChemGenics Pharmaceuticals Inc. in exchange for stock in that company.

     11. Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996.

     12. Current Report on Form 8-K dated August 16, 1996 relating to the private placement of shares of Common Stock of the Company and the redemption of shares of the Company's non-voting Redeemable Preferred Stock held by Millipore Corporation.

     13. The description of the Company's Common Stock, $.01 par value per share, contained in the Registration Statement on Form 8-A filed under the Exchange Act and declared effective on May 29, 1992, including any amendment or reports filed for the purpose of updating such description.

     14. Current Report on Form 8-K dated October 8, 1993, as amended, filed pursuant to the Exchange Act, relating to the Company's acquisition of Vestec Corporation.

     15. Current Report on Form 8-K dated October 15, 1993, as amended, filed pursuant to the Exchange Act, relating to the Company's acquisition of the In Vitro Business of Advanced Magnetics, Inc.

     16. Current Report on Form 8-K dated August 22, 1994, as amended, filed pursuant to the Exchange Act, relating to the Company's acquisition of the assets and the business of the Biosearch Division of Millipore Corporation.

          All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document described above (other than exhibits). Requests for such copies should be directed to Jeffrey R. Moore, Vice President-Treasury Operations, at the principal executive offices of the Company: 500 Old Connecticut Path, Framingham, Massachusetts 01701, telephone (508) 383-7700. Unless the context otherwise requires, references in this Prospectus to the "Company" or "PerSeptive" refer to PerSeptive Biosystems, Inc. and its subsidiaries.

                                  THE COMPANY

OVERVIEW

     The Company develops, manufactures and markets proprietary products and systems for the purification, analysis and synthesis of biomolecules. The Company's enabling products are used in the life sciences industry to reduce the time and cost required for the development and manufacture of biopharmaceuticals. The Company's current and planned products are based on its patented core technologies in the fields of chromatography, immunoassay, solid-phase synthesis, rational surface design, biological mass spectrometry and magnetic separations.

     The Company was incorporated in Massachusetts in November 1987 and was reincorporated in Delaware in May 1989. The Company's executive offices are located at 500 Old Connecticut Path, Framingham, Massachusetts 01701, and its telephone number is (508)383-7700.

RECENT DEVELOPMENTS

     Acquisition of PerSeptive Technologies II Corporation. In March 1996, the Company completed its acquisition of PerSeptive Technologies II Corporation ("PTC-II"), which was organized in 1993 to accelerate research and development of the application of the Company's core technologies to certain commercial opportunities in large life science markets. Following the successful completion of an exchange offer for the 2,645,000 outstanding units of PTC-II, the Company acquired 2,603,125 of such units. The PTC-II shareholders who participated in the exchange offer exchanged their units for 2,603,125 shares of the Company's Common Stock and 2,603,125 new Class I Warrants to purchase the Company's Common Stock exercisable until August 8, 1997 at an exercise price per share of $13.50. On March 13, 1996, PTC-II became a wholly owned subsidiary of the Company. Each of the remaining 41,875 shares of callable common stock of PTC-II not exchanged in the exchange offer were automatically converted into a right to receive one share of the Company's Common Stock. As of the date hereof 36,475 rights were exchanged for an equivalent number of shares of the Company's Common Stock. The total value of the Common Stock issued in the exchange offer was approximately $16 million based on the market value of the Common Stock on March 8, 1996. This transaction has been accounted for as a purchase and the Company has recorded an in-process research and development charge of approximately $6.8 million which represents the value of acquired technologies which have not reached commercialization.

     ChemGenics Transaction. Effective as of June 28, 1996, the Company completed a transaction with ChemGenics Pharmaceuticals Inc. ("ChemGenics") (formerly, Myco Pharmaceuticals Inc.), in which the Company transferred certain assets and employees of the Company's drug discovery program (acquired through PTC-II) and entered into a non-exclusive license with ChemGenics, licensing the Company's technology in the field of drug discovery to ChemGenics in exchange for shares of ChemGenics' Common Stock equal to 40% of its fully diluted capital stock, plus warrants to purchase, for a period of four years, additional shares of Common Stock at $5.00 per share equal to 10% of such fully diluted amount. The transaction will combine the Company's proprietary technology in the field of drug discovery with ChemGenics' gene technologies.

     Private Placement of Shares of Common Stock. On August 16, 1996, the Company completed a private placement of 2,579,286 shares of Common Stock, $.01 par value, at a purchase price equal to $7.00 per share. The shares were offered only to "accredited investors" (as defined in Regulation D). The Company received net proceeds of approximately $17 million after deducting estimated fees and expenses of the transaction. The Company intends to use the net proceeds of this private placement for working capital and other general corporate purposes.

                                 RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business before acquiring the Shares offered hereby. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and in the Company's filings with the Commission.

     Potential Downward Fluctuations in Operating Results. The Company's operating results may vary significantly from quarter to quarter or year to year, depending on factors such as the timing of biopharmaceutical development and commercialization programs of the Company's customers, the timing of increased research and development and sales and marketing expenses, the timing and size of orders, the introduction of new products by the Company and the capital resources of the Company's customers. The Company's current and planned expense levels are based in part on its expectations as to future revenue. Consequently, revenue or profits may vary significantly from quarter to quarter or year to year and revenue or profits in any period will not necessarily be predictive of results in subsequent periods.

     Additional Financing Requirements. The Company believes additional long-term financing will be required for the development of some of its future planned product introductions and to support its planned operations and capital expenditures in its core business relating to the purification, analysis and synthesis of biomolecules. The Company may seek to raise additional capital through equity or debt financing or to enter into corporate partnering arrangements. Such financings may result in dilution to certain existing shareholders and there can be no assurance that capital will be available or that terms acceptable to the Company will be reached.

     History of Operating Losses and Uncertainty of Future Profitability. To date, the Company has not achieved profitability in any fiscal year. There can be no assurance that the Company will achieve or maintain profitability or that its revenue growth can be sustained in the future.

     SEC Investigation. In November 1994, the Commission informed the Company that the Commission had undertaken an informal investigation related to the Company. The Commission advised the Company in May 1995 that it had obtained a formal order of investigation so that, among other matters, it may utilize subpoena powers to obtain information relevant to its inquiry. The Commission has and may in the future utilize its subpoena powers to obtain information variously from officers, directors and employees of the Company and from persons not presently associated with the Company. If, after completion of its investigation, the Commission finds that violations of the federal securities laws have occurred, the Commission has the authority to order persons to cease and desist from committing or causing such violations and any future violations. The Commission may also seek administrative, civil and criminal fines and penalties and injunctive relief. The Department of Justice has the authority in respect of criminal matters. The Company has been cooperating fully with the Commission in its investigation. There can be no assurance as to the timeliness of the completion of this investigation, or as to the final result thereof, and no assurance can be given that the final result of the investigation will not have a material adverse effect on the Company. See "Legal Proceedings."

     Need to Integrate Acquisitions. In recent years, the Company has made several acquisitions that have increased the number of the Company's employees, the scope of its business, or both. The Company may make additional acquisitions in the future. The success of these acquisitions will depend on a number of factors, including the ability of the Company's management to integrate the administrative, manufacturing and sales operations of the acquired businesses with those of the Company, to retain key personnel of the acquired businesses, to reduce costs and to preserve and expand the sales of the products of the acquired businesses. There can be no assurance that the Company will be able to successfully operate these acquired businesses or that the Company will not experience losses as a result of these acquisitions. With respect to the recently completed acquisition of PTC-II, the success of the combined businesses will depend, in part, on the continued availability of funding sources for the research and development projects of the Company and PTC-II. The Company has recently licensed certain of the technology acquired from PTC-II to ChemGenics in exchange for stock in that company. If other research and development programs formerly funded by PTC-II are continued by the Company, they will be required to be funded in total by the Company and it will be required to rely on its own resources or seek alternative sources of capital and/or collaborative funding. There is no assurance that sufficient sources of capital and other funding will be available to the Company in the near term or long term to fund all of the Company's current research and development programs and those acquired from PTC-II.

     Uncertainties Associated with Expansion of Marketing and Manufacturing Operations. The Company intends to continue expanding rapidly its sales and marketing efforts in the United States and other countries. The Company's ability to accomplish this objective is dependent on many factors, including, among others: attracting and retaining a significant number of additional sales and marketing professionals; expanding foreign sales operations; and developing distributor relationships in certain markets. This continued expansion will involve significant additional expense and the risks inherent in integrating new sales and marketing personnel into the Company's existing organization. Increasing sales may also require expansion of the Company's manufacturing capabilities, which would require significant capital expenditures and management attention. There can be no assurance that the Company will be able to accomplish its sales, marketing and manufacturing objectives.

     Potential Costs Associated With Patent Litigation. Patent litigation is widespread in the biotechnology industry and, in general, it is not possible to predict how any such litigation would affect the Company's business. The Company has sued two competitors for infringement of the Company's patents relating to Perfusion Chromatography. The defendants in that suit are seeking to have these patents declared invalid and have asserted counterclaims against the Company. The litigation has been expanded to cover an additional patent in which the Company has been granted rights. The Company expects to incur substantial additional expenses relating to these lawsuits. There can be no assurance that the outcome of the litigation will not have a material adverse effect on the Company. See "Legal Proceedings."

     Patent and License Uncertainties. Proprietary rights relating to the Company's products will be protected from unauthorized use by third parties only to the extent that they are covered by valid and enforceable patents or are maintained in confidence as trade secrets. There can be no assurance that any pending patent applications filed by the Company will result in patents being issued or that any patents now or hereafter owned by the Company will afford protection against competitors. If the Company participates in interference or other proceedings under the jurisdiction of the U.S. Patent and Trademark Office, such proceedings could result in substantial costs to the Company. Competitors, including those with substantially greater resources than those of the Company, may initiate litigation to challenge the validity of the Company's patents. Others may use their resources to design comparable products that do not infringe the Company's patents. There may also be pending or issued patents, of which the Company is not aware, held by parties not affiliated with the Company that relate to the Company's products or technology. The Company may need to acquire licenses to, or contest the validity of, any such patents. It is likely that significant funds would be required to contest the validity of any such patents. There can be no assurance that any license required under any such patent would be made available on acceptable terms or that the Company would prevail in any such contest.

     Limited Protection of Trade Secrets. Certain of the technology that may be used in the Company's products is not covered by any patent or patent application. There also can be no assurance that the Company's non-disclosure agreements with its employees and consultants will provide meaningful protection for the Company's trade secrets or other proprietary information. In the absence of patent protection, the Company's business may be adversely affected by competitors that independently develop functionally equivalent technology.

     Dependence of Customers on Government Sponsored Research. A substantial portion of the Company's sales are to customers at universities or research laboratories whose funding is dependent upon both the level and timing of funding from government sources. The sensitivity of sales to uncertainties in such funding is greatest when capital expenditures are involved, particularly instruments at the high-price end of the Company's product offerings. As a result, the timing and amount of revenues from these sources may vary significantly due to factors that can be difficult to forecast.

     Intense Competition and Risk of Technological Obsolescence. The Company encounters, and expects to continue to encounter, intense competition in the sale of its current and future products. There can be no assurance that developments by others will not render the Company's products or technologies obsolete or non-competitive. Many of the Company's competitors and potential competitors have substantially greater resources, manufacturing and marketing capabilities, research and development staff and production facilities than those of the Company.

     Government Regulation May Slow Product Introduction and Sales. The Company's purification, analysis and synthesis products are not currently subject to regulation by the U.S. Food and Drug Administration ("FDA"). However, FDA regulations apply to the processes and production facilities used by the Company's customers to manufacture biopharmaceutical products. Any material change by a biopharmaceutical company in its manufacturing process or equipment could necessitate additional FDA review and approval. Such requirements may make it more difficult for the Company to sell its products to customers that have already applied for or obtained FDA licenses for production processes using different equipment and supplies. The Company's clinical diagnostic products are subject to pre-marketing clearance or approval by the FDA in the United States and by similar agencies in other countries; however the Company presently has no pending FDA clearances or approvals. The process for obtaining such clearances and approvals can be both lengthy and costly. There can be no assurance that necessary, timely clearances and approvals will be granted for products developed by the Company.

     Currency Exchange Risks; International Sales and Operations. The Company's sales to customers outside of the United States account for a significant percentage of its revenue. A substantial portion of the Company's international sales are denominated in foreign currencies, while its costs are denominated principally in U.S. dollars and, to a lesser extent, in Deutschmarks. Decreases relative to the U.S. dollar in the value of currencies in which sales are made would result in reduced sales and profit to the extent that they are not offset by price increases. With respect to the Company's sales that are U.S. dollar-denominated, such decreases could make their products less price-competitive. International sales and operations may also be adversely affected by the imposition of governmental controls, export license requirements, restrictions on the export of critical technology, political and economic instability, trade restrictions, changes in tariffs and taxes, difficulties in staffing and managing international operations and general economic conditions.

     Need to Attract and Retain Key Employees. The Company is highly dependent on the principal members of its management and scientific staff. The loss of the services of one or more of these key employees could have a material adverse effect on the Company. The Company believes that its future success will depend in large part upon its ability to attract and retain highly skilled scientific, managerial and marketing personnel. Competition for such personnel is intense. There can be no assurance that the Company will be successful in attracting or retaining such personnel.

     Risk of Product Liability Claims; Limited Insurance Coverage. The testing, marketing and sale of biomolecule purification, analysis and synthesis products entails an inherent risk of product liability, and there can be no assurance that product liability claims will not be asserted against the Company. Furthermore, there can be no assurance that the Company will continue to be able to obtain its current limited product liability insurance coverage on reasonable terms or that current insurance or insurance subsequently obtained will provide adequate coverage against any or all potential claims.

     Potential Adverse Effects of the Use of Hazardous Materials. Research and development processes involve the controlled use of laboratory quantities of hazardous materials. The Company's chemical manufacturing operations use and dispose of significant quantities of chemicals which may be considered hazardous under, and are subject to, applicable federal, state, local and foreign laws and regulations governing the use, manufacture, storage, handling and disposal of such material and certain waste products. There can be no assurance that the Company will not be required to incur significant costs to comply with environmental laws and regulations, nor that the operations, business or assets of the Company will not be materially adversely affected by current or future environmental laws or regulations.

     Possible Volatility of Stock Price. From time to time there may be significant volatility in the market price of the Company's Common Stock because of factors unrelated, as well as related, to the Company's operating performance.

     Anti-Takeover Provision; Possible Issuance of Preferred Stock. The Company's Shareholder Rights Plan and certain provisions of the Company's Amended and Restated Certificate of Incorporation, Amended and Restated By-Laws, as amended, and Delaware law could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. The Company's Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws, as amended, contain provisions that divide the Board of Directors of the Company into three classes, so that directors are subject to re-election every three years, that require the vote of 75% of the Company's shareholders to remove a director without cause and that prohibit shareholder action by written consent. The Company's Shareholder Rights Plan could diminish the opportunities for a shareholder to participate in tender offers, including tender offers at a price above the then current market value of the Common Stock. These provisions may discourage acquisition bids for the Company. Such provisions could limit the price that investors might be willing to pay in the future for shares of the Company's Common Stock. Such provisions may also inhibit fluctuations in the market price of the Common Stock that could result from takeover attempts. In addition, the Board of Directors, without further shareholder approval, may issue Preferred Stock that could have the effect of delaying, deterring or preventing a change in control of the Company. The issuance of Preferred Stock could also adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the Board of Directors or unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. All of the foregoing provisions could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of the Company.

     No Dividends. The Company has never paid cash dividends on its Common Stock. Payment of dividends is within the discretion of the Board of Directors and will depend upon the Company's earnings, capital requirements, financial condition and other relevant factors. It is the Company's intention to retain earnings, if any, to finance the operation and expansion of its business and therefore, it does not expect to pay any dividends on its Common Stock in the foreseeable future.

                             SELLING SHAREHOLDERS


     The following table sets forth certain information with respect to the Shares held by each Selling Shareholder. The Shares may be offered from time to time by any of the Selling Shareholders. See "Plan of Distribution."

                                             Shares Beneficially
                                                Owned Prior to         Shares           Shares Beneficially
                                                  Offering             Offered       Owned After Offering (3)
                                                  -----------          -------       ------------------------

Name(1)                                       Number     Percent(2)       Number        Number     Percent(2)
- ----                                          ------     ----------       ------        ------     ----------

Peter L. Getz                               50,000         *               25,000         25,000      *
Armen Partners, L.P.                       815,000         4%             300,000        515,000    2.5%
John G. Nardi IRA                           15,000         *               15,000           0         *
Cerinox Finance, Inc.                      160,000         *              150,000         10,000      *
Quasar International Partners, C.V.,
by Chancellor Trust Company,
as manager and attorney-in-fact            391,500         2%             300,000         91,500      *
James J. Pinto                              20,000         *               20,000           0         *
Hare & Co.                                   8,000         *                8,000           0         *
Orefund (4)                                975,000       4.8%             292,000        683,500    3.4%
Mark Berg                                  100,000         *              100,000           0         *
Oracle International Partners, L.P.         62,500         *               56,000          6,500      *
Oracle Partners, L.P.                      375,000       1.9%             329,000         46,000      *
GSAM Oracle Fund, Inc.                     281,500       1.4%             245,000         36,500      *
Quasar International Partners, C.V.        161,500         *               70,000         91,500      *
Richard J. Sterne                           20,000         *               20,000           0         *
J. Todd Morley                              10,000         *               10,000           0         *
Phillip T. George and Judith L. George
Ten Ent.                                    20,000         *               20,000           0         *
Egger & Co.                                 75,000         *               75,000           0         *
Dr. Phillip Frost                          150,000         *              150,000           0         *
Robert K. Jermain                           14,286         *               14,286           0         *
S.K.H. Bessent                              30,000         *               30,000           0         *
CS First Boston Corporation                300,000       1.5%             300,000           0         *
Gerlach & Co.                               40,000         *               40,000           0         *
Jon P. Hedley                               10,000         *               10,000           0         *

_____________________

* Less than 1%

(1) The persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Beneficial holdings are based on questionnaires completed in connection with the August 16, 1996 private placement.

(2) As of August 26, 1996 there were 20,047,632 shares of Common Stock outstanding.

(3) Assumes that the Selling Shareholders will sell all of the Shares registered hereunder. The Selling Shareholders may sell all or any part of their Shares pursuant to this Prospectus.

(4) Includes warrants for the purchase of 310,000 shares of Common Stock of the Company.

     Other than as described below, to the best of the Company's knowledge, none of the Selling Shareholders had any material relationship with the Company or any of its affiliates within the three year period ending on the date of this Prospectus.

     The sole general and limited partner of Armen Partners, L.P. is Dr. Garo H. Armen. Dr. Armen was a director of PTC-II from December 1993 until it was acquired by the Company in March 1996.

                             PLAN OF DISTRIBUTION

     The Company will not receive any of the proceeds from this offering. The Shares offered hereby may be sold from time to time by or for the account of any of the Selling Shareholders or by their pledgees, donees, distributees or transferees or other successors in interest to the Selling Shareholders. The Shares may be sold hereunder directly to purchasers by the Selling Shareholders in negotiated transactions; by or through brokers or dealers in ordinary brokerage transactions or transactions in which the broker solicits purchasers; block trades in which the broker or dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal; transactions in which a broker or dealer purchases as principal for resale for its own account; or through underwriters or agents. The Shares may be sold at a fixed offering price, which may be changed, at the prevailing market price at the time of sale, at prices related to such prevailing market price or at negotiated prices. Any brokers, dealers, underwriters or agents may arrange for others to participate in any such transaction and may receive compensation in the form of discounts, commissions or concessions from the Selling Shareholders and/or the purchasers of the Shares. Each Selling Shareholder will be responsible for payment of any and all commissions to brokers.

     The aggregate proceeds to any Selling Shareholder from the sale of the Shares offered by the Selling Shareholder hereby will be the purchase price of such Shares less any broker's commissions.

     In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdiction only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Any Selling Shareholder and any broker-dealer, agent or underwriter that participate with the Selling Shareholder in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares offered hereby may not simultaneously engage in market making activities with respect to the Shares for a period of two business days prior to the commencement of such distribution. In addition, and without limiting the foregoing, each Selling Shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-2, 10b-5, 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of the Shares by the Selling Shareholder.

     There is no assurance that any Selling Shareholder will sell any or all of the Shares described herein and may transfer, devise or gift such securities by other means not described herein.

     The Company will use its best efforts to cause the registration statement to which this Prospectus relates to become effective as promptly as is practicable and to keep the registration statement effective until two years from the date hereof. The Company is permitted to suspend the use of this Prospectus in connection with sales of the Shares by holders during certain periods of time under certain circumstances relating to pending corporate developments and public filings with the Commission and similar events. Expenses of preparing and filing the registration statement and all post-effective amendments will be borne by the Company.

                               LEGAL PROCEEDINGS

     1. On October 14, 1993, the Company filed suit against Pharmacia Biotech, Inc., a New Jersey corporation, together with certain of its affiliates, and their parent Pharmacia AB, a Swedish corporation (collectively, "Pharmacia"), and Sepracor Inc., a Delaware corporation ("Sepracor"), in the United States District Court for the District of Massachusetts (Civil Action No. 93-12237-PBS) for willful infringement of the Company's U.S. Patents Nos. 5,019,270 and 5,228,989 (collectively, the "Patents") covering the process of Perfusion Chromatography and the manufacture, sale and use of chromatography particles that enable Perfusion Chromatography. This lawsuit seeks to enjoin the defendants from infringing the Patents and asks for treble damages. On October 15, 1993, the Company filed a related action against Sepracor in the United States District Court for the District of Massachusetts (Civil Action No. 93-12249-PBS) in which the Company claims that Sepracor has made false and misleading representations of fact with respect to the Company's products in violation of applicable state and federal law. On October 12, 1993, as a result of prior correspondence with the Company, Pharmacia filed a suit against the Company in the United States District Court for the District of New Jersey (Civil Action No. 93-4450 (HAA)) seeking a declaratory judgment: (i) that Pharmacia's products do not infringe the Patents and (ii) that the Patents are invalid and unenforceable.

     On January 18, 1994, the United States District Court for the District of New Jersey allowed the Company's motion to transfer all proceedings in Pharmacia's action to the United States District Court for the District of Massachusetts. By orders dated December 3, 1993 and March 29, 1994, the United States District Court for the District of Massachusetts has consolidated all three actions identified above for pretrial proceedings.

     On May 19, 1994, the United States District Court for the District of Massachusetts allowed the Company's motion to join BioSepra Inc., which is partially owned by Sepracor ("BioSepra"), as a party and to amend the pleadings to assert claims against BioSepra for willful infringement of the Patents and for false and misleading advertising. The Company's claims against BioSepra are consolidated with claims against Sepracor and Pharmacia for pretrial proceedings.

     On October 5, 1994, the Court allowed the Company's motion to amend its pleadings to allege claims against Sepracor and BioSepra for infringement of United States Patent No. 5,030,352 (the "'352 Patent"), covering novel coatings for chromatography media, which is assigned to the Purdue Research Foundation and exclusively licensed to the Company.

     On January 24, 1995, the U.S. Patent and Trademark Office issued a third patent assigned to the Company, U.S. Patent No. 5,384,042, covering the manufacture, sale and use of matrices that enable Perfusion Chromatography. On January 25, 1995, the Company filed a complaint in the United States District Court for the District of Massachusetts against Pharmacia, Sepracor and BioSepra alleging willful infringement of the '042 Patent. On February 14, 1995, the Court allowed an assented-to motion to consolidate that action, designated Civil Action No. 95-10157-PBS, with the pending actions described above.

     Pharmacia, Sepracor and BioSepra each have asserted counterclaims against the Company. On February 10, 1995, Sepracor and BioSepra filed a counterclaim against the Company alleging that its allegations that Sepracor and BioSepra have infringed the Patents and alleged statements concerning the litigation made to customers constitute unfair competition, commercial disparagement, unfair trade practices allegedly in violation of Mass. Gen. Laws ch. 93A, tortious interference with customer relationships and violation of the Lanham Act. Sepracor and BioSepra requested relief in the form of an unspecified amount of damages, double or treble damages to the extent permitted by Mass. Gen. Laws ch. 93A, dismissal of all claims asserted by the Company, and Sepracoras costs and attorneys' fees. On March 6, 1995, Pharmacia filed a counterclaim alleging that the Company's allegations that Pharmacia has infringed the Patents and alleged statements concerning the litigation made to customers constitute unfair competition, commercial disparagement, unfair trade practices allegedly in violation of Mass. Gen. Laws ch. 93A, and violation of the Lanham Act. Pharmacia requested relief in the form of an unspecified amount of damages, double or treble damages to the extent permitted by Mass. Gen. Laws ch. 93A, dismissal of all claims asserted by PerSeptive, and Pharmacia's costs and attorneys' fees. Since the Court has bifurcated discovery on damages issues, Sepracor and Pharmacia have not quantified the amount of damages sought in their respective counterclaims. The Company has denied any liability on the counterclaims.

     On January 9, 1996, the Court entered an order denying the Company's motion for partial summary judgment relating to the inventorship of the three Perfusion Chromatography patents, and granting the Defendants' motions for partial summary judgment that inventorship of those patents is improper for failure to name two or more persons as joint inventors. The Court, however, affirmed the Company's inventorship. On March 19, 1996, PerSeptive filed a Motion to Vacate the January 9 order and requested the Court to conduct an evidentiary hearing pursuant to 35 U.S.C. ((S)) 256 to determine whether the patents can and should be corrected by adding additional alleged inventors and, among other issues, if the patents can be corrected, whether the alleged additional inventors should be stopped from asserting any rights on account of their never having claimed to have been inventors, among other factors. On April 29, 1996, the court denied the Motion to Vacate. An evidentiary hearing on the inventorship issue was conducted in May and June, 1996. Post-hearing submissions were filed by the parties in July, 1996, and closing arguments were heard by the Court on August 8, 1996. The Company has preserved its rights of appeal on a number of issues, including the Court's January 9, 1996 order that inventorship of the patents was improper for failure to name additional persons as joint inventors.

     The Company expects to incur substantial additional expenses relating to these lawsuits. There can be no assurance that the outcome of the litigation will not have a material adverse effect on the Company. The Company intends to continue vigorously pursuing this litigation.

     2. Since November 1994, the Company has been responding to informal requests for information from the Commission relating to certain of the Company's financial matters. In May 1995, the Company was advised by the Commission that it had obtained a formal order of investigation so that, among other matters, it could utilize subpoena powers to obtain information relevant to its inquiry. The Commission has and may in the future utilize its subpoena powers to obtain information variously from officers, directors and employees of the Company and from persons not presently associated with the Company. If, after completion of its investigation, the Commission finds that violations of the federal securities laws have occurred, the Commission has the authority to order persons to cease and desist from committing or causing such violations and any future violations. The Commission may also seek administrative, civil and criminal fines and penalties and injunctive relief. The Department of Justice has the authority in respect of criminal matters. There can be no assurance as to the timeliness of the completion of this investigation, or as to the final result thereof, and no assurance can be given that the final result of the investigation will not have a material adverse effect on the Company. The Company has responded and will continue to respond to requests for information in connection with this investigation.

                                 LEGAL MATTERS

     Certain legal matters relating to the Shares of Common Stock have been passed upon for the Company by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts. Four partners of Testa, Hurwitz & Thibeault, LLP are the holders of an aggregate of 7,734 shares of Common Stock. Two partners of Testa, Hurwitz & Thibeault, LLP are holders of Warrants to purchase 1,000 shares of the Company's Common Stock.

                                    EXPERTS

     The consolidated balance sheet as of September 30, 1995 and the consolidated statements of operations, stockholders' equity and cash flows of the Company for the year then ended, incorporated by reference in this Prospectus, have been incorporated by reference herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in auditing and accounting.

     The consolidated financial statements of the Company as of and for each of the two years in the period ended September 30, 1994 which have been incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended September 30, 1995, as amended, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The balance sheets of the Biosearch Division of Millipore Corporation as of December 31, 1992 and 1993 and the statements of operations and cash flows for each of the three years in the period ended December 31, 1993, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report, which includes an emphasis of a matter paragraph regarding allocated costs, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The balance sheets of the In Vitro Business of Advanced Magnetics, Inc. as of September 30, 1993 and 1992 and the statements of operations and cash flows for each of the three years in the period ended September 30, 1993, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report, which includes an emphasis of a matter paragraph regarding allocated costs, of Coopers & Lybrand, L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The balance sheets of Vestec Corporation as of December 31, 1992 and 1991 and the statements of operations and cash flows for each of the three years in the period ended December 31, 1992, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of Mir Fox & Rodriguez, independent accountants, given on the authority of that firm as experts in accounting and auditing.

================================================================================
No person has been authorized to give any information or to make any representation other than those contained in this Prospectus in connection with the offering made hereby, and if given or made, such information or representation must not be relied upon as having been authorized by the Company or by any other person. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of any person in any jurisdiction in which such offer or solicitation may not be lawfully made.

                             _____________________

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Available Information....................................................    2
Documents Incorporated by Reference......................................    2
The Company..............................................................    5
Risk Factors.............................................................    6
Selling Shareholders.....................................................   11
Plan of Distribution.....................................................   12
Legal Proceedings........................................................   13
Legal Matters............................................................   15
Experts..................................................................   15

================================================================================


                               2,579,286 Shares


                            PERSEPTIVE BIOSYSTEMS,
                                     INC.



                                 Common Stock




                              __________________

                                  PROSPECTUS
                              __________________








                                September __, 1996

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

          The expenses (other than the underwriting discount) incurred by the Company in connection with the issuance and distribution of the securities being registered are as follows:

                                                                       Amount*
                                                                       ------
Securities and Exchange Commission registration fee..............     $ 6,448.22

Nasdaq National Market listing fee...............................     $17,500.00

Legal fees and expenses..........................................     $50,000.00

Accounting fees and expenses.....................................     $ 5,000.00

Miscellaneous....................................................     $ 4,000.00
                                                                      ----------

               Total.............................................     $82,948.22
                                                                      ----------

_______________

 * All amounts are estimated except the Securities and Exchange Commission fee and the Nasdaq National Market listing fee.

Item 15.  Indemnification of Directors and Officers.

Delaware Law and Certain Charter and By-Law Provisions
- ------------------------------------------------------

          The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law (the "DGCL"). Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested shareholder" for a period of three years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. Subject to certain exceptions, an "interested shareholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

          The Company's Amended and Restated Certificate of Incorporation (the "Charter") provides for the division of the Board of Directors into three classes as nearly equal in size as possible with staggered three year terms. Any director may be removed without cause only by the vote of at least

75% of the shares entitled to vote for the election of directors. The classification of the Board of Directors could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of the Company.

          The Charter contains certain provisions permitted under the DGCL relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. The Charter also contains provisions indemnifying its directors and officers to the fullest extent permitted by the DGCL. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors. The Company has, in accordance with the terms of the Charter, also entered into contractual arrangements with each of its directors providing for indemnification of its directors under certain circumstances.

          The Charter and the Company's Amended and Restated By-laws, as amended (the "By-laws"), provide that any action required or permitted to be taken by the shareholders of the Company may be taken only at a duly called annual or special meeting of the shareholders, and that special meetings may be called only by the Chairman of the Board of Directors, Chief Executive Officer or President of the Company. These provisions could have the effect of delaying until the next annual shareholders' meeting shareholder actions which are favored by the holders of a majority of the outstanding voting securities of the Company. These provisions may also discourage another person or entity from making a tender offer for the Company's Common Stock, because such person or entity, even if it acquired a majority of the outstanding voting securities of the Company, would be able to take action as a shareholder (such as electing new directors or approving a merger) only at a duly called shareholders' meeting, and not by written consent.

          The Company's By-laws provide that for nominations for the Board of Directors or for other business to be properly brought by a shareholder before a meeting of shareholders, the shareholder must first have given timely notice thereof in writing to the Secretary of the Company. To be timely, a shareholder's notice generally must be delivered not less than 60 days nor more than 90 days prior to an annual meeting. With respect to special meetings, notice must generally be delivered not more than 90 days prior to such meeting and not later than the later of 60 days prior to such meeting or 10 days following the day on which public announcement of such meeting is first made by the Company. The notice must contain, among other things, certain information about the shareholder delivering the notice and, as applicable, background information about each nominee or a description of the proposed business to be brought before the meeting.

          The Charter empowers the Board of Directors, when considering a tender offer or merger or acquisition proposal, to take into account factors in addition to potential economic benefits to shareholders. Such factors may include (i) comparison of the proposed consideration to be received by shareholders in relation to the then current market price of the Company's capital stock, the estimated current value of the Company in a freely negotiated transaction and the estimated future value of the Company as an independent entity; (ii) the impact of such a transaction on the employees, suppliers and customers of the Company and its effect on the communities in which the Company operates; and (iii) the ability of the Company to fulfill its objectives under applicable statutes and regulations.

          The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. The Charter and the Company's By-laws will require the affirmative vote of the holders of at least 75% of the outstanding voting stock of the Company to amend or repeal certain of the foregoing provisions including those relating to the classification of the Board of Directors, the removal of directors and the prohibition against shareholder action by written consent. Such 75% shareholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any Preferred Stock that might be outstanding at the time any such amendments are submitted to shareholders.

Item 16.  Exhibits.

          See the Exhibit Index immediately preceding the exhibits to this Registration Statement.

Item 17.  Undertakings.

          (a)    The undersigned Registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               provided however, that paragraphs (a) (1) (i) and (a) (1) (ii)
               -------- -------
do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
                       ---- ----

          (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
                                               ---- ----

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Framingham, Commonwealth of Massachusetts, on the 30th day of August, 1996.

                                        PERSEPTIVE BIOSYSTEMS, INC.


                                        By:  /s/ Noubar B. Afeyan
                                           --------------------------
                                           Noubar B. Afeyan
                                           Chief Executive Officer


                       POWER OF ATTORNEY AND SIGNATURES

          We, the undersigned officers and directors of PerSeptive Biosystems, Inc., hereby severally constitute and appoint Noubar B. Afeyan, Thomas G. Ruane and Jeffrey R. Moore, and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, all pre-effective and post-effective amendments to this Registration Statement, and generally to do all things in our names and on our behalf in such capacities to PerSeptive Biosystems, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        Signature                       Title                              Date
        ---------                       -----                              ----

/s/ Noubar B. Afeyan            Chief Executive                            August 30, 1996
- -----------------------------
Noubar B. Afeyan                Officer (Principal Executive
                                Officer), Director and Chairman
                                of the Board of Directors


/s/ John F. Smith               President and Director                     August 30, 1996
- -----------------------------
John F. Smith


/s/ Thomas G. Ruane             Senior Vice President and Chief            August 30, 1996
- -----------------------------
Thomas G. Ruane                 Financial Officer
                                (Principal Financial and
                                Accounting Officer)

_____________________________   Director                                   August__, 1996
Daniel I.C. Wang


/s/ Edwin M. Kania, Jr.         Director                                   August 30, 1996
- -----------------------------
Edwin M. Kania, Jr.


/s/ William F. Pounds           Director                                   August 30, 1996
- -----------------------------
William F. Pounds

                                 EXHIBIT LIST
                                 ------------


EXHIBIT NO.    DESCRIPTION OF EXHIBIT
- -----------    ----------------------

   4.1         Specimen Common Stock Certificate (filed as
               Exhibit 4.5 to the Registrant's Registration
               Statement on Form S-1, No. 33-46871 and
               incorporated herein by reference).

   4.2 Securities Purchase Agreement dated as of August 16, 1996 by and among the Registrant and the Selling
               Shareholders.

   5.1         Opinion of Testa, Hurwitz & Thibeault, LLP.

  23.1         Consent of Coopers & Lybrand L.L.P.

  23.2         Consent of Price Waterhouse LLP.

  23.3         Consent of Testa, Hurwitz & Thibeault, LLP
               (contained in Exhibit 5.1).

  23.4 Consent of Coopers & Lybrand L.L.P. relating to the financial statements of the In Vitro
               Business of Advanced Magnetics, Inc.

  23.5 Consent of Coopers & Lybrand L.L.P. relating to the financial statements of the Biosearch
               Division of Millipore Corporation.

  23.6 Consent of Mir Fox & Rodriguez relating to the financial statements of Vestec
               Corporation.

  24.1 Power of Attorney (included on page II-5 of the Registration Statement).